Exhibit 10.36
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119 Standard St.
El Segundo, CA 90245 October 13, 2022 Jonathan Nelson
[Address]
Re:    Amendment of Employment Terms

Dear Jon,

We are pleased to provide you with this letter agreement which sets forth certain amended terms of your employment with Beyond Meat, Inc., a Delaware corporation (the “Company”), effective as of October 13, 2022. To the extent the terms set forth herein differ from the terms set forth in the offer letter entered into by and between you and the Company dated May 5, 2021 (the “Offer Letter”), the terms of the Offer Letter are hereby superseded. Otherwise, the Offer Letter remains in full force and effect.
1.Position. You will have the position of Senior Vice President, Operations and will continue to be based from your home in Andover, MN, making regular trips to the Company’s plants in Columbia, MS and Devault, PA and headquarters in El Segundo, CA. Your manager is Ethan Brown.
2.Base Salary. Your base salary will be increased to the gross amount of $355,000 per year, payable on the Company’s regular payroll dates. This is an Exempt position and you are ineligible for overtime.
3.Annual Discretionary Bonus. You will continue to be eligible to earn an annual discretionary bonus in effect for the applicable fiscal year, on the terms and subject to the conditions set forth in the Offer Letter, including the annual discretionary bonus target for the fiscal year of 40% of your base salary. For purposes of clarity, the base salary used to determine any applicable bonus will be the base salary in effect on the date such bonus is determined.
4.Retention Award. Subject to the approval of the Human Capital Management and Compensation Committee (the “Compensation Committee”), you will be granted an award of restricted stock units valued at $250,000 (the “RSU Award”) under the Company’s 2018 Equity Incentive Plan (as such plan may be amended and restated from time to time, the “Plan”). The number of shares subject to the RSU Award will be determined by dividing the dollar value of the RSU Award by the Closing Price and rounding up to the nearest whole number of shares. The Closing Price shall equal the closing price of the Company’s Common Stock as reported on the NASDAQ Global Select Market for the date of grant. We expect the RSU Award to be granted to you the next time the Compensation Committee approves equity awards pursuant to the Plan. The RSU Award will generally be subject to the terms and conditions of the Plan and the applicable RSU agreement and will vest and become non-forfeitable with respect to 1/4th of the total shares subject to the RSU Award on each quarterly anniversary of the date of grant, such that the RSU Award will be fully vested 1 year after the date of grant, subject to your continuous service through each vesting date, as described in the applicable RSU agreement.

1.Taxes, Withholding, and Required Deductions. All forms of compensation referred to in this letter agreement are subject to all applicable taxes, withholding, and any other deductions required by applicable law.
2.Miscellaneous
(a)Governing Law. The validity, interpretation, construction and performance of this letter agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state in which you primarily perform work, without giving effect to principles of conflicts of law.

(b)Entire Agreement. This letter agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between them relating to the subject matter hereof.
(c)Counterparts. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement of the terms of the letter agreement. Execution of a facsimile, electronic signature, scanned image will have the same force and effect as execution of an original, and a facsimile, electronic signature, or scanned image signature is deemed an original and valid signature and the contents of this letter agreement may not be challenged on that basis.

Thank you for your hard work and dedication to Beyond Meat. Please keep a copy of this letter agreement for your records.
Very truly yours,

BEYOND MEAT, INC.
By:    /s/ Jackie Trask     (Signature)
Name: Jackie Trask
Title:    Chief People Officer
ACCEPTED AND AGREED:
Jonathan Nelson
/s/ Jonathan Nelson

Date: